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CONTACT:
NORRIS BATTIN
THE COOPER COMPANIES INC.
714-597-4700 OR 714-673-4299 OR
500-346-6580

FOR IMMEDIATE RELEASE

        COOPER COMPANIES SETS ANNUAL MEETING AND STOCKHOLDER RECORD DATES

IRVINE, Calif., January 10, 1997 -- The Cooper Companies, Inc. (NYSE/PSE:COO) announced today that its next annual meeting of stockholders will be held on Tuesday, March 25, 1997 at 10:00 A.M. at the Marriot East Side Hotel in New York City. Stockholders of record as of the close of business on February 14, 1997 will be eligible to vote on matters presented in the Company's proxy statement including the slate of directors and the ratification of the Company's independent certified public accountants for 1997. The Company plans to mail its proxy statement on or about February 20, 1997.

Standing for election will be current directors Allan E. Rubenstein, M. D., Chairman, A. Thomas Bender, Cooper's President and Chief Executive Officer, Robert S. Weiss, Executive Vice President, Treasurer and Chief Financial Officer of the Company, Michael H. Kalkstein, Moses Marx, Donald Press and Steven Rosenberg.

Stanley Zinberg, M. D. has also been nominated to serve as a director. He is an obstetrician-gynecologist who has been Director of Practice Activities of the American College of

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Obstetricians and Gynecologists since January 1994. He is certified by the
American Board of Obstetrics and Gynecology. He formerly headed a department of obstetrics and gynecology and residency training program in a New York City hospital and has been a private practitioner. Dr. Zinberg's educational background and experience include health policy and administration and he is the author of a number of publications on these subjects.

The Cooper Companies, Inc. and its subsidiaries develop, manufacture and market specialty healthcare products and services. Corporate offices are located in Irvine and Pleasanton, Calif. CooperVision, Inc., located in Irvine, Calif., with additional manufacturing facilities in Huntington Beach, Calif., Rochester, N.Y., and Ontario and Quebec, Canada, markets a broad range of contact lenses for the vision care market. CooperSurgical, Inc., located in Shelton, Conn., markets diagnostic and surgical instruments and accessories for the gynecological market. Hospital Group of America, Inc. provides psychiatric services through hospitals and satellite locations in New Jersey, Delaware and Illinois.

NOTE: An interactive telephone system that provides stock quotes, recent press releases, financial data and management commentary about the Company may be reached toll free at 1-800-334-1986. Press releases, financial data and corporate information are available the at www.businesswire.com on the Internet.

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